Exhibit 10.3
AMENDMENT
to
CHANGE IN CONTROL SEVERANCE AGREEMENT
     THIS AMENDMENT TO CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Amendment”) is dated as of October 20, 2010, to become effective November 15, 2010, by and between QLogic Corporation, a Delaware corporation (the “Company”), and H.K. Desai (the “Executive”).
     WHEREAS, the Executive and the Company are parties to that certain Change in Control Severance Agreement, dated as of December 19, 2008 (the “Agreement”);
     WHEREAS, the Executive and the Company have, concurrent with the execution of this Amendment, entered into an employment agreement; and
     WHEREAS, the Executive and the Company desire to amend the Agreement as provided herein.
     NOW, THEREFORE, the parties agree as follows:
     1. Article 1 of the Agreement is hereby amended and restated to read in its entirety as follows:
     “Article 1. Term
     This Agreement shall be effective as of November 15, 2006 (the “Effective Date”). This Agreement will continue in effect through November 15, 2013. However, as of November 15, 2012 and each November 15 thereafter, the term of this Agreement shall be extended automatically for one (1) additional year (such that on November 15, 2012 the term of this Agreement shall be extended through November 15, 2014 and so on), unless the Committee delivers written notice prior to such November 15 to the Executive that this Agreement will not be extended or further extended, as the case may be, and if such notice is given this Agreement will terminate at the end of the term then in progress.
     Notwithstanding the foregoing, in the event a Change in Control occurs during the original or any extended term of this Agreement, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive. For purposes of clarity, subject to Section 3.1, benefits shall be payable to the Executive under this Agreement only with respect to a single Change in Control of the Company. Accordingly, no Change in Control after the first Change in Control shall be considered for purposes of this Agreement.”

     2. Exhibit B of the Agreement is hereby amended and restated to read in its entirety as follows:
“EXHIBIT B
SECTION 280G PROVISIONS
1.1	Limitation on Payments. If upon or following a Change of Control the tax imposed by Section 4999 of the Code, or any similar or successor tax, (the “Excise Tax”) would apply absent this Section 1.1, because of the Change of Control, to any payments, benefits and/or amounts received by Executive as severance benefits or otherwise, including, without limitation, any amounts received or deemed received, within the meaning of any provision of the Code, by Executive as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to Executive under any of the Company’s equity incentive plans or agreements (collectively, the “Total Payments”), then Executive’s benefits under this Agreement shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. The Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of other equity-based awards, then by reducing or eliminating any other remaining Total Payments.
1.2	Determination. Any determination required under this section shall be made in writing by PwC (or another national public accounting firm mutually acceptable to the parties) (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.”
     3. Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its original terms.
     4. Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement.

     5. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

QLOGIC CORPORATION.
By:	/s/ Michael L. Hawkins
Michael L. Hawkins,
Vice President and General Counsel

EXECUTIVE
/s/ H.K. Desai
H.K. Desai

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